Exhibit h.11

OAK RIDGE FUNDS, INC.

AMENDMENT TO TRANSFER AGENT AGREEMENT

THIS AMENDMENT, dated as of July 24, 2002, modifies the Transfer Agent Agreement by and between U.S. Bancorp Fund Services, LLC (the “Transfer Agent”) and Oak Ridge Funds, Inc. (the “Company”), such Agreement being hereinafter referred to as the “Agreement.”

WHEREAS, Section 352 of the USA Patriot Act (the “Act”) and the Interim Final Rule (Section 103.130) adopted by the Department of the Treasury’s Financial Crimes Enforcement Network (the “Rule”) requires the Company to develop and implement an anti-money laundering program and monitor the operation of the program and assess the effectiveness; and

WHEREAS, Section 326 of the Act, as proposed, requires the Company to develop and implement a Customer Identification Program (“CIP”) as part of the Company’s overall anti-money laundering program to ensure, among other things, that the Company obtains certain information from each of its customers and to be reasonably sure it knows each of its customers; and

WHEREAS, in order to assist its transfer agent clients with their anti-money laundering compliance responsibilities under the Act and the Rule, the Transfer Agent has provided to the Company for their consideration and approval written procedures describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the “Monitoring Procedures”) as well as written procedures for verifying a customer’s identity (the “Customer Identification Procedures”), together referred to as the “Procedures”; and

WHEREAS, the Company desires to implement the Procedures as part of their overall anti-money laundering program and, subject to the terms of the Act and the Rule, delegate to the Transfer Agent the day-to-day operation of the Procedures on behalf of the Company.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1.

The Company acknowledges that they have had an opportunity to review, consider and comment upon the Procedures provided by the Transfer Agent and the Company has determined that the Procedures, as part of the Company’s overall anti-money laundering program, are reasonably designed to prevent the Company from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

2.

Based on this determination, the Company hereby instructs and directs the Transfer Agent to implement the Procedures on the Company’s behalf, as such may be amended or revised from time to time.

3.

It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Company’s anti-money laundering responsibilities.

4.

The Transfer Agent agrees to provide to the Company (a) prompt written notification of any transaction or combination of transactions that the Transfer Agent believes, based on the Procedures, evidence money laundering activity in connection with the Company or any shareholder of the Company, (b) prompt written notification of any customer(s) that the Transfer Agent reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Company agrees not to communicate this information to the customer, (c) any reports received by the Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to the Transfer Agent’s anti-money laundering monitoring on behalf of the Company as provided in this Amendment, (d) prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c), and (e) an annual report of its monitoring and customer identification activities on behalf of the Company.  The Transfer Agent shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Company as may be agreed to from time to time by the Transfer Agent and the Company.

5.

The Company hereby directs, and the Transfer Agent acknowledges, that the Transfer Agent shall (a) permit federal regulators access to such information and records maintained by the Transfer Agent and relating to the Transfer Agent’s implementation of the Procedures on behalf of the Company, as they may request, and (b) permit such federal regulators to inspect the Transfer Agent’s implementation of the Procedures on behalf of the Company.

6.

Fees and expenses (other than those already set forth in the Agreement) for services to be provided by the Transfer Agent hereunder shall be set forth in a fee schedule agreed upon by the Company and the Transfer Agent from time to time.  A copy of the initial fee schedule is attached hereto as Exhibit A.

7.

This Amendment constitutes the written instructions of the Company pursuant to the terms of the Agreement.  Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

_________________________________

_________________________________

Oak Ridge Funds, Inc.

U.S. Bancorp Fund Services, LLC

By:  _________________________________

By:  ________________________________

Authorized Officer

        Authorized Officer